Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: S&P 500 ® Index (ticker: “SPX”) Pricing date: November 22, 2022 Issue date: November 28, 2022 Valuation date: May 22, 2025 Maturity date: May 28, 2025 Maximum return at maturity: 24.50% to 25.50%* CUSIP / ISIN: 17330YSC5 / US17330YSC56 Initial underlying value : The closing value of the underlying on the pricing date Final underlying value : The closing value of the underlying on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Return amount: $1,000 × the underlying return × the upside participation rate Upside participation rate: 100% Payment at Maturity: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value is less than or equal the initial underlying value: $1,000 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated October 27 , 2022 * The actual maximum return at maturity will be determined on the pricing date. ** The hypotheticals assume that the maximum return at maturity will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Market - Linked Notes Linked to SPX Hypothetical Payment at Maturity** Hypothetical Underlying Return Hypothetical Note Return Hypothetical Payment at Maturity 100.00% 24.50% $1,245.00 75.00% 24.50% $1,245.00 50.00% 24.50% $1,245.00 24.50% 24.50% $1,245.00 10.00% 10.00% $1,100.00 7.50% 7.50% $1,075.00 5.00% 5.00% $1,050.00 0.00% 0.00% $1,000.00 - 10.00% 0.00% $1,000.00 - 20.00% 0.00% $1,000.00 - 30.00% 0.00% $1,000.00 - 40.00% 0.00% $1,000.00 - 50.00% 0.00% $1,000.00 - 100.00% 0.00% $1,000.00

Selected Risk Considerations • You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the worst performer appreciates from its initial index level to its final index level. If the final index level of the worst performer is less than its initial index level, you will receive only the stated principal amount for each note you hold at maturity. • The notes do not pay interest. • Your potential return on the notes is limited to the maximum return at maturity. • Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not receive dividends or have any other rights with respect to the underlying index. • Your payment at maturity depends on the closing value of the underlying index on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.